Exhibit 99.1

HERBALIFE AND THE FEDERAL TRADE COMMISSION REACH SETTLEMENT AGREEMENT

Settlement Does Not Change Herbalife’s Business Model as a Direct Selling Company

Herbalife Board of Directors Frees Carl Icahn to

Acquire Up to 34.99% of the Company’s Outstanding Common Shares

LOS ANGELES – July 15, 2016 -- Global nutrition company Herbalife Ltd. (NYSE: HLF) (“Herbalife” or “the Company”) announced it has reached a settlement agreement with the Federal Trade Commission (“FTC” or the “Commission”) resolving the FTC’s multi-year investigation of the Company. The terms of the settlement do not change Herbalife’s business model as a direct selling company and set new standards for the industry. With the settlement agreement announced today, the FTC’s investigation of Herbalife is complete.

Herbalife and the Illinois Attorney General also reached a settlement, and the Company agreed to pay $3 million as part of this separate agreement. With the conclusion of the Illinois investigation, the Company is not aware of any active investigations by any other state attorney general.

“The settlements are an acknowledgment that our business model is sound and underscore our confidence in our ability to move forward successfully, otherwise we would not have agreed to the terms,” stated Michael O. Johnson, chairman and CEO, Herbalife.

While the Company believes that many of the allegations made by the FTC are factually incorrect, the Company believes settlement is in its best interest because the financial cost and distraction of protracted litigation would have been significant, and after more than two years of cooperating with the FTC’s investigation, the Company simply wanted to move forward. Moreover, the Company’s management can now focus all of its energies on continuing to build the business and exploring strategic business opportunities.

The Company’s Board of Directors (“Board”) unanimously approved the settlements and voluntarily established an Oversight Committee of the Board (“Committee”) that will ensure full compliance with the terms of the agreement. The Board also appointed Jonathan Leibowitz, partner in the law firm of Davis, Polk and Wardell, and former Chairman of the Federal Trade Commission, as a Senior Advisor to the Board. Mr. Leibowitz will be responsible for advising the Committee about implementation and compliance matters relating to the settlement. The Board also appointed Henry Wang, presently Deputy General Counsel and Chief Compliance Officer, to lead the Company’s implementation efforts, reporting directly to the Committee on these matters. Additionally, Pamela Jones Harbour, currently Senior Vice President of Global Member Practices and Compliance and former FTC Commissioner, was appointed to oversee implementation of new distributor compliance initiatives.

The Oversight Committee complements the Board’s ongoing commitment to lead the industry while continuously improving customer protections and satisfaction. During the past few years, the Board has engaged experts in the field of consumer protection to advise them on regulatory compliance and best practices leading to many of the enhanced safeguards that were previously implemented and are being expanded in today’s agreement.

The terms of the settlement apply only to the Company’s sales in the U.S., which comprise approximately 20% of total net sales. As part of the settlement, the Company agreed to new procedures and enhancements to some policies that already exist. Many of the terms agreed to were either already being contemplated by the Company or are extensions of practices already in place and will be implemented over the next 10 months. The two primary components of the agreement are:

1.	Those who currently have a membership with Herbalife, and those coming into the business, will be categorized as either a preferred member (those who become a preferred member to purchase products at a discount) or distributor (those who choose to build a business and sell products through direct sales). This will allow Herbalife to better track both groups and provide a personalized experience for these individuals.
2.	Distributors will be compensated based upon retail sales and will provide receipts for their transactions. Their compensation will also be based on purchase for personal consumption within allowable limits. Herbalife’s independent distributors are currently required to keep sales transaction receipts. With advancements in mobile technology, tracking retail sales is now even easier, and the Company has already developed proprietary technological solutions including a mobile application in the U.S. to make the process as efficient and easy as possible.

Other terms agreed to include enhancing training provided to distributors; requiring a business plan and a one-year waiting period before opening a nutrition club; extending the amount of time a distributor may return an initial membership pack; paying for all shipping costs associated with any returned products; prohibiting auto-shipment of products; auditing by an independent third party; and extending the protections on income claims including greater specificity around lifestyle claims.

Importantly, as was the case with the FTC’s Amway decision in 1979 (In the Matter of Amway Corporation Inc., et. al.), the Company anticipates these agreed upon procedures will now provide direction for the entire direct selling and multi-level marketing industry. Therefore, the Company believes that while some of the additional terms do not have significant impact on the Company, these provisions will improve policies throughout the industry. For example, the Company implemented stricter consumer protection rules relating to auto-ship several years ago and the practice now represents less than 1% of all Company sales. Similarly, only 0.02% of all Herbalife products in the United States are returned to the Company, so paying shipping costs associated with returned orders is expected to have minimal impact. While the costs associated with these respective changes are expected to be immaterial to Herbalife, they will likely lead to significant changes across the industry.

Furthermore, as previously referenced in the Company’s public disclosure on May 5, 2016, Herbalife also agreed to make a $200 million payment to the FTC as part of the settlement.

The Company additionally announced that it has granted Carl C. Icahn, Icahn Enterprises Holdings L.P. and certain related entities (collectively the “Icahn Parties”) the right to increase the size of their maximum ownership position in Herbalife to up to 34.99% of the Company’s outstanding common shares from a previous maximum of 25%. The Icahn Parties currently own 17 million common shares of Herbalife, representing approximately 18.3% of the Company’s outstanding common shares. Herbalife’s 13-member Board of Directors will continue to include five members designated by the Icahn Parties.

“I have always believed in Herbalife’s strong fundamentals and am pleased the Board has decided to increase my ownership limit from 25% to 34.99% of the Company’s outstanding shares. A significant part of my investment success is directly tied to our in-depth investment research and understanding of often complex and unique issues facing companies,” said Carl Icahn. “I have the greatest confidence in Herbalife’s CEO, Michael Johnson, and the entire management team, who have skillfully led the Company through adversity, including holding firm against a high-profile PR campaign against the Company by Bill Ackman where it was alleged more than once that the Company would be shut down. Obviously, we are still here.”

The American economy is full of people searching for supplemental income and those who choose to sell Herbalife products are no different. Companies like Uber, Airbnb and Etsy all offer industrious people the opportunity to generate supplemental income with low barriers to entry and the flexibility to work on their own terms. In the United States alone, there are more than 18 million direct sellers and more than 156 million consumers who purchase products from these individuals. The very essence of the entire $35 billion American direct selling industry is to provide individuals with the opportunity to be their own boss, to set their own schedule and to make their own decisions. The Company believes this settlement will strengthen and improve this important industry.

Consumer satisfaction with Herbalife’s nutrition products and services is of paramount importance and like all good companies, Herbalife has evolved some of its policies and practices over the past decade to ensure that its customers and more than 4 million preferred members and independent distributors have the best experience possible. Herbalife remains committed to working with all of its customers and independent distributors to ensure an exceptional experience and to continuing its commitment to consumer protections.

As the Company concludes this matter and looks to a promising future, it hopes that those who have shorted the Company’s stock will finally understand their thesis is misinformed and flawed, and the Company will withstand any market-manipulation campaign, even an unprecedented one that has lasted more than three years and cost a billionaire short seller hundreds of millions of dollars in addition to significant reputational damage and a loss of credibility with investors.

For more information, visit www.Herbalife.com/StrongerThanEver.

About Herbalife:

Herbalife is a global nutrition company that has been changing people’s lives with great products since 1980. Our nutrition, weight-management, energy and fitness and personal care products are available exclusively to and through dedicated independent Herbalife distributors in more than 90 countries. We are committed to fighting the worldwide problems of poor nutrition and obesity by offering high-quality products, one-on-one coaching with an Herbalife distributor and a community that inspires customers to live a healthy, active life.

The company has over 8,000 employees worldwide, and its shares are traded on the New York Stock Exchange (NYSE: HLF) with net sales of $4.5 billion in 2015. To learn more, visit Herbalife.com or IAmHerbalife.com.

Media Contact:

Alan Hoffman, Megan Jordan

(213) 745-2931

Media@Herbalife.com

FORWARD-LOOKING STATEMENTS

This release contains “forward-looking statements” within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Although we believe that the expectations reflected in any of our forward-looking statements are reasonable, actual results could differ materially from those projected or assumed in any of our forward-looking statements. Our future financial condition and results of operations, as well as any forward-looking statements, are subject to change and to inherent risks and uncertainties, such as those disclosed or incorporated by reference in our filings with the Securities and Exchange Commission. Important factors that could cause our actual results, performance and achievements, or industry results to differ materially from estimates or projections contained in our forward-looking statements include, among others, the following:

•	our relationship with, and our ability to influence the actions of, our distributors or preferred members;

•	improper action by our employees, distributors or preferred members in violation of applicable law;

•	adverse publicity associated with our products or network marketing organization, including our ability to comfort the marketplace and regulators regarding our compliance with applicable laws;

•	changing consumer preferences and demands;

•	the competitive nature of our business;

•	regulatory matters governing our products, including potential governmental or regulatory actions concerning the safety or efficacy of our products and network marketing program, including the direct selling market in which we operate, as well as the impact of our settlement orders with the FTC and Illinois Attorney General;

•	legal challenges to our network marketing program;

•	risks associated with operating internationally and the effect of economic factors, including foreign exchange, inflation, disruptions or conflicts with our third party importers, pricing and currency devaluation risks, especially in countries such as Venezuela;

•	uncertainties relating to interpretation and enforcement of legislation in China governing direct selling;

•	our inability to obtain the necessary licenses to expand our direct selling business in China;

•	adverse changes in the Chinese economy;

•	our dependence on increased penetration of existing markets;

•	contractual limitations on our ability to expand our business;

•	our reliance on our information technology infrastructure and outside manufacturers;

•	the sufficiency of trademarks and other intellectual property rights;

•	product concentration;

•	our reliance upon, or the loss or departure of any member of, our senior management team which could negatively impact our preferred member or distributor relations and operating results;

•	U.S. and foreign laws and regulations applicable to our international operations;

•	restrictions imposed by covenants in our credit facility;

•	uncertainties relating to the application of transfer pricing, duties, value added taxes, and other tax regulations, and changes thereto;

•	changes in tax laws, treaties or regulations, or their interpretation;

•	taxation relating to our preferred members or distributors;

•	product liability claims;

•	our incorporation under the laws of the Cayman Islands;

•	whether we will purchase any of our shares in the open markets or otherwise; and

•	share price volatility related to, among other things, speculative trading and certain traders shorting our common shares.

We do not undertake any obligation to update or release any revisions to any forward-looking statement or to report any events or circumstances after the date hereof or to reflect the occurrence of unanticipated events, except as required by law.

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